Filed pursuant to Rule 424(b)(5)
                                 Registration Nos. 333-70101 and 333-70101-01


PRICING SUPPLEMENT   SUBJECT TO COMPLETION, DATED OCTOBER 22, 1999
------------------
(TO PROSPECTUS DATED JANUARY 19, 1999 AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED MARCH 10, 1999)

This pricing supplement relates to an effective registration statement under the Securities Act of 1933, and is subject to completion of amendment.


                                   $200,000,000                   [LOGO]
                           PP&L CAPITAL FUNDING, INC.
                  % RESET PUT SECURITIES ("REPS SM") DUE 2007*

                          UNCONDITIONALLY GUARANTEED AS
                                  TO PAYMENT BY
                              PP&L RESOURCES, INC.
                               -------------------

                   Interest payable on May 15 and November 15
                               -------------------

         The    % REset Put Securities Due 2007 (the "REPS"), are a tranche of
PP&L Capital Funding's securities designated Medium-Term Notes, Series B, and are described in the accompanying prospectus and prospectus supplement. PP&L Capital Funding's payment obligations on the REPS will be unconditionally guaranteed by PP&L Capital Funding's parent, PP&L Resources. The REPS will mature on November 15, 2007, and will not be redeemable prior to maturity. However, the REPS will be required to be put by existing holders on November 15, 2002 as described in this pricing supplement.

                                         UNDERWRITING           PROCEEDS TO
                                           DISCOUNTS           PP&L CAPITAL
                  PRICE TO PUBLIC(1)    AND COMMISSIONS (2)   FUNDING (1)(2)
                  ------------------    -------------------   --------------
Per REPS......              %                   %                         %

Total.........            $                    $                    $

-------------
(1)      Plus accrued interest, if any, from date of issuance.
(2) Includes consideration for the REPS payable by the Remarketing Dealer for the right to serve as Remarketing Dealer.

                              ---------------------
           *REPS is a service mark of Morgan Stanley Dean Witter & Co.
                              ---------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Underwriters expect to deliver the REPS to the purchasers on or about October , 1999.

                              ---------------------
                               JOINT BOOK-RUNNERS:

CREDIT SUISSE FIRST BOSTON                      MORGAN STANLEY DEAN WITTER

                              ---------------------


BANC OF AMERICA SECURITIES LLC             BANC ONE CAPITAL MARKETS, INC.


October      , 1999

         You should rely on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus is accurate as of any date other than the date of this pricing supplement.

                                TABLE OF CONTENTS

                               PRICING SUPPLEMENT

                                                             PAGE
                                                             ----

Use of Proceeds...............................................P-3
Description of the REPS.......................................P-3
Certain United States Federal Income Tax Considerations.......P-8
Underwriters.................................................P-10


                              PROSPECTUS SUPPLEMENT

Description of the Notes......................................S-2
Certain United States Federal Income Tax Considerations......S-20
Validity of the Notes and the Guarantee......................S-22
Supplemental Plan of Distribution............................S-22

                                   PROSPECTUS

Where You Can Find More Information.............................2
PP&L Resources..................................................4
PP&L Capital Funding............................................5
Use of Proceeds.................................................5
Ratios of Earnings to Fixed Charges.............................5
Description of the Debt Securities..............................5
Experts........................................................17
Validity of the Debt Securities and the Guarantees.............17
Plan of Distribution...........................................17

                                 USE OF PROCEEDS

         The net proceeds to be received by PP&L Capital Funding, Inc. ("PP&L Capital Funding"),from the sale of the REPS offered hereby will be used for general corporate purposes, including making loans to the unregulated subsidiaries of PP&L Resources and reduction of commercial paper balances. At September 30, 1999, PP&L Capital Funding had $202 million aggregate principal amount of commercial paper notes outstanding, bearing interest at a weighted average rate of 5.6% per annum.


                             DESCRIPTION OF THE REPS

         The following description of the particular terms of the REPS supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the Debt Securities set forth under "Description of the Debt Securities" in the accompanying prospectus, and of the Notes set forth under "Description of the Notes" in the accompanying prospectus supplement, to which general description reference is hereby made. The following summary of certain terms and provisions of the REPS, the Guarantees and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the REPS, the Guarantees and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying prospectus and prospectus supplement, the REPS or the Indenture, as the case may be.

GENERAL

         The REPS will be issued as a separate tranche of Medium-Term Notes, Series B under the Indenture among PP&L Capital Funding, PP&L Resources and The Chase Manhattan Bank, as trustee, which is more fully described in the accompanying prospectus and prospectus supplement. PP&L Resources will unconditionally guarantee PP&L Capital Funding's obligation to pay principal, interest and the Purchase/Repurchase Price (as defined below) payable with respect to the REPS.

         The REPS will be initially issued as Book-Entry Notes as described under "Description of the Notes--Book-Entry Notes" in the accompanying prospectus supplement.

INTEREST RATE AND INTEREST PAYMENT DATES

         The REPS will bear interest at a fixed rate of % per annum from their Original Issue Date to, but excluding, November 15, 2002 (the "Coupon Reset Date"). From and after the Coupon Reset Date, the REPS will bear interest at a new fixed rate per annum (the "Coupon Reset Rate"), to be determined as described below under "Purchase by Remarketing Dealer; Remarketing - Coupon Reset Process if REPS are Remarketed." The Coupon Reset Rate will not exceed 8 1/2% per annum (the "Maximum Rate"). The Interest Payment Dates for the REPS will be May 15 and November 15, commencing May 15, 2000. The Regular Record Dates for such Interest Payment Dates will be the April 30 or October 31 immediately preceding such Interest Payment Dates (whether or not any such Regular Record Date is also a Business Day).

MATURITY DATE; PURCHASE FROM EXISTING HOLDERS REQUIRED ON COUPON RESET DATE

         The REPS will mature on November 15, 2007 (the "Stated Maturity Date"). The REPS will not be redeemable prior to the Stated Maturity Date, and will not be repayable at the option of the Holder prior to the Stated Maturity Date. However, the REPS are subject to automatic purchase or repurchase from existing holders on the Coupon Reset Date as described below.

         Morgan Stanley & Co. Incorporated is acting as Remarketing Dealer (the "Remarketing Dealer") with respect to the REPS. The Remarketing Dealer may elect to remarket only the entire aggregate principal amount of the REPS and may not remarket a portion thereof. If the Remarketing Dealer elects to remarket the REPS, (a) the REPS will be subject to purchase by the Remarketing Dealer at 100% of the principal amount thereof (the "Purchase/Repurchase Price") for remarketing on the Coupon Reset Date, on the terms and subject to the conditions described herein, and (b) if the REPS are so purchased by the Remarketing Dealer, on and after the Coupon Reset Date, the REPS will bear interest at the Coupon Reset Rate determined by the Remarketing Dealer in accordance with the procedures set forth below. See "--Purchase by the Remarketing Dealer; Remarketing" below.

         Under the circumstances described below, the REPS are subject to repurchase by PP&L Capital Funding on the Coupon Reset Date at the Purchase/Repurchase Price plus accrued and unpaid interest, if any. See "--Optional Repurchase by PP&L Capital Funding" and "--Mandatory Repurchase by PP&L Capital Funding" below.

         FOR PERSONS HOLDING REPS (OR AN INTEREST THEREIN) ON THE COUPON RESET DATE, THE EFFECT OF THE OPERATION OF THE PURCHASE AND REMARKETING BY THE REMARKETING DEALER OR THE REPURCHASE BY PP&L CAPITAL FUNDING WILL BE THAT SUCH HOLDERS WILL BE ENTITLED TO RECEIVE, AND WILL BE REQUIRED TO ACCEPT, 100%
OF THE PRINCIPAL AMOUNT OF THE REPS (PLUS ACCRUED INTEREST, IF ANY) ON THE COUPON RESET DATE IN SATISFACTION OF PP&L CAPITAL FUNDING'S OBLIGATIONS TO THE HOLDERS OF THE REPS. INTEREST ACCRUED TO, BUT EXCLUDING, THE COUPON RESET DATE WILL BE PAID BY PP&L CAPITAL FUNDING ON SUCH DATE TO THE HOLDERS OF THE REPS AS OF THE MOST RECENT REGULAR RECORD DATE.

PURCHASE BY THE REMARKETING DEALER; REMARKETING

         GENERAL. If the Remarketing Dealer gives notice in writing of its intention to purchase the REPS for remarketing (the "Remarketing Notification"), to PP&L Capital Funding and the Trustee on a Business Day (the "Notification Date") not later than fifteen calendar days prior to the Coupon Reset Date, such REPS automatically will be purchased, or deemed purchased, by the Remarketing Dealer at the Purchase/Repurchase Price on the Coupon Reset Date, except in the circumstances described below. Interest accrued to but excluding the Coupon Reset Date will be paid by PP&L Capital Funding on such date to the Holders of the REPS as of the most recent Regular Record Date. When REPS are purchased by the Remarketing Dealer for remarketing, the Remarketing Dealer may remarket such REPS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Coupon Reset Date, the REPS will bear interest at the Coupon Reset Rate if the REPS are so purchased by the Remarketing Dealer.

         The Remarketing Dealer may revoke its notice, and terminate its obligation, to remarket the REPS at any time prior to 2:00 p.m., New York time, on the Business Day prior to the Coupon Reset Date. Such revocation will terminate the Coupon Reset Process.

         The Remarketing Dealer's obligation to purchase the REPS may be terminated and the Coupon Reset Process will terminate, if any of the following (a "Termination Event") occurs:

         (a) an Event of Default under the Indenture (in which case termination is at the option of the Remarketing Dealer, unless the Event of Default is of the type referred to in clause (e) under "Description of Debt Securities - Events of Default" in the accompanying prospectus, in which case such termination will be automatic);

         (b) (i) a default, event of default or other similar condition or event (however described) in respect of the Company or the Guarantor (after giving effect to any applicable notice requirement or grace period) has occurred under one or more agreements or instruments relating to indebtedness of the Company or the Guarantor in an aggregate amount of not less than $100,000,000 which has resulted in such indebtedness becoming due and payable, under such agreements or instruments, before it would otherwise have been due and payable (in which case, the termination event is at the Remarketing Dealer's option), or (ii) the Company or the Guarantor has defaulted in making one or more payments on the due date thereof in an aggregate amount of not less than $100,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period) (in which case, the termination event is at the Remarketing Dealer's option)

         (c) on the Bid Date (as defined below), fewer than two Dealers (as defined below) submit timely Bids (as defined below) substantially as provided below (in which case the termination event is automatic);

         (d) PP&L Capital Funding exercises its right to repurchase the REPS as described under "- Optional Repurchase by PP&L Capital Funding" below (in which case the termination event is automatic);

         (e) the REPS have been satisfied and discharged as described under "Description of the Debt Securities-Satisfaction and Discharge" in the accompanying prospectus (in which case the termination event is automatic);

         (f) the Remarketing Dealer fails to pay the Purchase/Repurchase Price by 2:00 p.m., New York time, on the Business Day prior to the Coupon Reset Date (in which case the termination event is automatic);

         (g) the Remarketing Dealer does not give the Remarketing Notification (in which case the termination event is automatic);

         (h) the Remarketing Dealer validly revokes the Remarketing Notification (in which case the termination event is automatic); or

         (i) prior to the Notification Date the Remarketing Dealer resigns and no successor has been appointed (in which case the termination event is automatic).

         The transactions described above will be executed on the Coupon Reset Date through the Depositary in accordance with the procedures of the Depositary, and the accounts of participants will be debited and credited and the REPS delivered by book-entry as necessary to effect the purchases and sales thereof. For further information with respect to transfers and settlement through the Depositary, see "Description of the Notes--Book-Entry Notes" in the accompanying prospectus supplement.

         NOTICE TO HOLDERS BY TRUSTEE. In anticipation of the purchase of the REPS by the Remarketing Dealer or the repurchase of the REPS by PP&L Capital Funding on the Coupon Reset Date, the Trustee will notify the holders of the REPS, not less than 30 days nor more than 60 days prior to the Coupon Reset Date, that all such REPS shall be delivered on the Coupon Reset Date through the facilities of the Depositary against payment of the Purchase/Repurchase Price by the Remarketing Dealer or PP&L Capital Funding.

         COUPON RESET PROCESS IF REPS ARE REMARKETED. If the Remarketing Dealer elects to remarket the REPS, then the following steps (the "Coupon Reset Process") will be taken in order to determine the Coupon Reset Rate; provided, however, that the Coupon Reset Rate will not exceed the Maximum Rate.

PP&L Capital Funding and the Remarketing Dealer will use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

         (a) No later than five Business Days prior to the Coupon Reset Date, PP&L Capital Funding will provide the Remarketing Dealer with (1) a list (the "Dealer List"), containing the names and addresses of three dealers, one of whom shall be the Remarketing Dealer, from whom PP&L Capital Funding desires the Remarketing Dealer to obtain Bids for the purchase of the REPS and (2) such other material as may reasonably be requested by the Remarketing Dealer to facilitate a successful Coupon Reset Process.

         (b) Within one Business Day following receipt by the Remarketing Dealer of the Dealer List, the Remarketing Dealer will provide to each dealer ("Dealer") on the Dealer List (1) a copy of this pricing supplement and the accompanying prospectus supplement and the prospectus, relating to this offering of the REPS (collectively, the "Prospectus"), (2) a copy of the form of such REPS and (3) a written request that each Dealer submit a Bid to the Remarketing Dealer no later than 3:00 p.m., New York time, on the third Business Day prior to the Coupon Reset Date (the "Bid Date"). "Bid" means an irrevocable written offer given by a Dealer for the purchase of all of the REPS, settling on the Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on the REPS ("Yield to Maturity"). Each Dealer shall also be provided with (1) PP&L Capital Funding's name and PP&L Resources' name, as guarantor, (2) an estimate of the Remarketing Purchase Price (which shall be stated as a U.S. dollar amount and be calculated by the Remarketing Dealer in accordance with paragraph (c) below), (3) the principal amount and maturity of the REPS and (4) the method by which interest will be calculated on the REPS.

         (c) The purchase price for the REPS in connection with the Coupon Reset Process (the "Remarketing Purchase Price") shall be equal to (1) the principal amount of such REPS, plus (2) a premium (the "REPS Premium") which shall be equal to the excess, if any, on the Coupon Reset Date of (A) the discounted present value to the Coupon Reset Date of a bond with a maturity of November 15, 2007 which has an interest rate of
                       %, semiannual interest payments on each May 15 and
                  November 15 commencing May 15, 2003 and a principal amount equal to the principal amount of the REPS, and assuming a discount rate equal to the Treasury Rate, over (B) such principal amount of the REPS. The "Treasury Rate" means the per annum rate equal to the offer side yield to maturity of the current on-the-run five year United States Treasury Security per Telerate page 500, or any successor page, no later than 3:00 p.m., New York time, on the applicable Bid Date (or such other time or date that may be agreed upon by PP&L Capital Funding and the Remarketing Dealer) or, if such rate does not appear on Telerate page 500, or any successor page, at such time, the rate on GovPX End-of-Day Pricing at 3:00 p.m., New York time, on such Bid Date (or such other time or date that may be agreed upon by PP&L Capital Funding and the Remarketing Dealer).

         (d) The Remarketing Dealer will provide written notice to PP&L Capital Funding as soon as practicable, on the applicable Bid Date, setting forth (1) the names of each of the Dealers from whom the Remarketing Dealer received Bids on the Bid Date, (2) the Bid submitted by each such Dealer and (3) the Remarketing Purchase Price as determined pursuant to paragraph (c) above. Except as provided below, the Remarketing Dealer will thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid"); provided, however, that (1) if the Remarketing Dealer has not received a timely Bid from a Dealer on or before the Bid Date, the Selected Bid shall be the lowest of all Bids received by such time and (2) if any two or more of the lowest Bids submitted are equivalent, PP&L Capital Funding shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid). In all cases, Morgan Stanley & Co. Incorporated shall have the right to match the Bid with the lowest Yield to Maturity in which case Morgan Stanley & Co. Incorporated's Bid shall be the Selected Bid. The Remarketing Dealer will set the Coupon Reset Rate equal to the lesser of the Maximum Rate and the interest rate that will amortize the REPS Premium fully over the term of the applicable issue of REPS at the Yield to Maturity indicated by the Selected Bid.

         (e) Immediately after calculating the Coupon Reset Rate for the REPS, the Remarketing Dealer will provide written notice to PP&L Capital Funding and the Trustee, setting forth the Coupon Reset Rate. The Coupon Reset Rate for the REPS will be effective from and including the Coupon Reset Date.

THE REMARKETING DEALER

         On or prior to the date of original issuance of the REPS, PP&L Capital Funding, PP&L Resources and the Remarketing Dealer will enter into a Remarketing Agreement (a "Remarketing Agreement"). No holder or beneficial owner of REPS shall have any rights or claims under the Remarketing Agreement or against PP&L Capital Funding, PP&L Resources or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing the REPS.

         The Remarketing Agreement will provide that the Remarketing Dealer may resign at any time as the Remarketing Dealer, such resignation to be effective 10 Business Days after the delivery to PP&L Capital Funding and the Trustee of notice of such resignation; provided, however, that the Remarketing Dealer shall remain subject to the provisions of the Remarketing Agreement during the period before its resignation becomes effective. In such case, PP&L Capital Funding may appoint a successor Remarketing Dealer.

         The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in the REPS. The Remarketing Dealer may exercise any vote or join in any action which any holder or beneficial owner of the REPS may be entitled to exercise or take with like effect as if such Remarketing Dealer did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with PP&L Capital Funding or PP&L Resources as freely as if it did not act in any capacity under the Remarketing Agreement.

MANDATORY REPURCHASE BY PP&L CAPITAL FUNDING

         If any Termination Event occurs (including if the Remarketing Dealer for any reason fails to purchase the REPS), PP&L Capital Funding will repurchase the entire principal amount of the REPS on the Coupon Reset Date at the Purchase/Repurchase Price plus accrued and unpaid interest, if any, on such REPS.

OPTIONAL REPURCHASE BY PP&L CAPITAL FUNDING

         If the Remarketing Dealer gives a Remarketing Notification, then, not later than the fourth Business Day following the Notification Date, PP&L Capital Funding may irrevocably elect, by notice in writing to the Remarketing Dealer and the Trustee, to terminate the Coupon Reset Process, whereupon PP&L Capital

Funding will repurchase the entire principal amount of the REPS on the Coupon Reset Date at the Purchase/Repurchase Price plus accrued and unpaid interest, if any, on such REPS.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

         The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the REPS as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, counsel to PP&L Capital Funding, insofar as it relates to matters of law or legal conclusions. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons who are initial purchasers and who hold the REPS as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to deal with persons in special tax situations, such as financial institutions, tax-exempt entities, insurance companies, persons who are not United States Holders as defined below, regulated investment companies, dealers in securities or currencies, persons holding the REPS as part of a position in a straddle or a hedge or a conversion transaction, or persons whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the United States federal income tax considerations of the REPS until the Coupon Reset Date.

         PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE REPS, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

         Prospective investors should note that no rulings have been or are expected to be sought from the Internal Revenue Service (the "Service" or the "IRS") with respect to any of the tax considerations discussed below, and no assurance can be given that the Service will not take contrary positions.

         As used herein, the term "United States Holder" means a beneficial owner of the REPS that is for United States federal income tax purposes (a) a citizen or resident of the United States (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

PAYMENTS OF INTEREST

         For United Stated federal income tax purposes, the REPS will be regarded as indebtedness of PP&L Capital Funding. However, the tax accounting treatment of interest payable on the REPS is not entirely certain. PP&L Capital Funding intends to treat the REPS as maturing on the Coupon Reset Date. Based on this treatment, interest on the REPS will generally be taxable to a United States Holder as ordinary interest income at the time it is paid or accrued in accordance with the United States Holder's regular method of tax accounting.

SALE, EXCHANGE OR REDEMPTION OF THE REPS

         Upon the sale, exchange or redemption of the REPS, a United States Holder generally will recognize gain or loss equal to the difference between the amount of cash or other property received (except to the extent that such amount realized represents accrued and unpaid interest that such United States Holder has not included in gross income previously) and the United States Holder's adjusted tax basis in the REPS. A United States Holder's adjusted tax basis in the REPS will generally equal the cost of such REPS to the United States Holder. Such gain or loss generally will be capital gain or loss and will be long-term gain or loss if the REPS are held by the United States Holder for more than one year. The net capital gains of individuals are taxed at lower rates than ordinary income. Under current law, the deductibility of capital losses is subject to limitations

ALTERNATIVE CHARACTERIZATION

         There can be no assurance that the Service will agree with, or that a court will uphold, the characterization of the REPS as maturing on the Coupon Reset Date, and it is possible that the service will assert an alternate treatment. In particular, the Service could seek to treat the REPS as maturing on the Stated Maturity Date, instead of the Coupon Reset Date. In such an event, United States Holders could be subject to certain United States Treasury regulations dealing with contingent payment debt instruments (the "Contingent Debt Regulations"). Under these regulations, each United States Holder of the REPS would be required (regardless of the holder's usual method of accounting) to accrue income each interest accrual period in an amount equal to the product of the adjusted issue price of the REPS at the beginning of each interest accrual period and a projected yield to maturity of the REPS. The projected yield to maturity would be based on the yield at which PP&L Capital Funding would have issued a fixed rate debt instrument maturing on the Stated Maturity Date with terms and conditions otherwise similar to those of the REPS. This projected yield could be higher than the stated interest rate on the REPS prior to the Coupon Reset Date. As a result, United States Holders would accrue income in excess of cash payments actually received, and any gain or loss upon the sale, exchange or redemption of the REPS would be treated as other than long-term capital gain or loss.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, information reporting requirements will apply to certain payments of principal and interest paid on the REPS and to the proceeds from the sale of the REPS made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITERS

                  Under the terms and subject to the conditions contained in a Terms Agreement dated the date hereof, the Underwriters named below have agreed to purchase, and PP&L Capital Funding has agreed to sell to them, severally the respective principal amounts of REPS set forth opposite their respective names below:

                                                              PRINCIPAL AMOUNT
                      NAME                                          OF REPS
                      ----                                    ----------------

         Credit Suisse First Boston Corporation.......        $
         Morgan Stanley & Co. Incorporated............
         Banc of America Securities LLC...............
         Banc One Capital Markets, Inc................
                                                              --------------
            Total....................................         $200,000,000
                                                              ==============

                  Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as joint book-runners for the REPS. The Terms Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the REPS is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for the REPS if any are taken.

                  The Underwriters of the REPS propose to offer part of the REPS directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of . % of the principal amount of the REPS. After the initial offering of the REPS, the offering price and other selling terms may from time to time be varied.

                  PP&L Capital Funding and PP&L Resources have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                  PP&L Capital Funding does not intend to apply for listing of the REPS on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the REPS as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the REPS and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the REPS.

                  In order to facilitate the offering of the REPS, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the REPS. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the REPS for their own account. In addition, to cover overallotments or to stabilize the price of the REPS, the Underwriters may bid for, and purchase, the REPS in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the REPS in the offering, if the syndicate repurchases previously distributed REPS in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the REPS above independent market levels. The Underwriters are not required to engage in these activities, and may end of these activities at any time.

                  In the ordinary course of their business, Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation and certain of the other Underwriters have engaged and may in the future engage in investment and commercial banking transactions with PP&L Resources, PP&L Capital Funding and certain of their affiliates.

       PROSPECTUS SUPPLEMENT
       ---------------------
       (To Prospectus dated January 19,  1999)

                                     $400,000,000                  [LOGO]
                              PP&L CAPITAL FUNDING, INC.

                             MEDIUM-TERM NOTES, SERIES B
                DUE FROM NINE MONTHS TO FORTY YEARS FROM DATE OF ISSUE

                           UNCONDITIONALLY GUARANTEED AS TO
                         PAYMENT OF PRINCIPAL AND ANY PREMIUM
                                   AND INTEREST, BY

                                 PP&L RESOURCES, INC.

            PP&L Capital Funding, Inc. may offer from time to time up to $400,000,000 in aggregate principal amount of its Medium-Term Notes, Series B. The Notes will be unconditionally guaranteed by PP&L Capital Funding's parent, PP&L Resources, Inc., as to payment of principal and any premium and interest. The various terms of each Note will be determined at the time of sale and, if different from the terms described in the accompanying prospectus or this prospectus supplement, will be specified in a pricing supplement to this prospectus supplement, including the following:

          .    The stated maturity,               . CMT Rate
               which will be between 9            . Commercial Paper Rate
               months and forty years             . Federal Funds Rate
               from date of issue                 . LIBOR
          .    Interest Payment Dates             . Prime Rate
          .    Interest rates, if any,            . Treasury Rate
               which may be fixed or              . Any other interest rate
               floating. The floating               formula
               interest rate may be          .    Any redemption or
               determined by reference            repayment provisions
               to one or more of the         .    Whether the Note will be
               following indices plus or          offered in book-entry
               minus a spread and/or              (through The Depository
               multiplied by a spread             Trust Company) or
               multiplier:                        certificated form


            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            We may sell the Notes to Merrill Lynch & Co., Merrill Lynch, Pierce Fenner & Smith Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC, and any additional agents as may be appointed from time to time individually, or in a syndicate, as principal for resale at varying or fixed offering prices or as agents using their reasonable efforts on our behalf.

                           Public      Agent's Discounts       Proceeds to
                       Offering Price   and Commissions   PP&L Capital Funding
                       --------------  -----------------  --------------------

      Per Note  . . .       100%         .125% - .750%      99.875% - 99.250%

      Total . . . . .   $400,000,000      $500,000 -         $399,500,000 -
                                          $3,000,000         $397,000,000

     Such discounts and commissions may exceed these amounts with respect to sales of Notes with stated maturities in excess of 30 years. We may also sell Notes without the assistance of any agents or underwriters.

          If we sell other Debt Securities as described in the accompanying prospectus, the aggregate principal amount of Notes that we may offer and sell under this prospectus supplement would be reduced.

                                 --------------------
     MERRILL LYNCH & CO.
                        GOLDMAN, SACHS & CO.
                                   MORGAN STANLEY DEAN WITTER
                                           NATIONSBANC MONTGOMERY SECURITIES LLC
                               _______________________

              The date of this prospectus supplement is March 10, 1999.

                                  TABLE OF CONTENTS


     DESCRIPTION OF THE NOTES  . . . . . . . . . . . . . . . . . . . . . .   S-2
     CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS . . . . . . .  S-20
     VALIDITY OF THE NOTES AND THE GUARANTEE . . . . . . . . . . . . . . .  S-22
     SUPPLEMENTAL PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . .  S-22


                               DESCRIPTION OF THE NOTES

          The following description of the particular terms of the Notes (as defined below) offered by this prospectus supplement supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the Debt Securities set forth under "Description of the Debt Securities" in the accompanying prospectus, to which general description reference is hereby made. The following summary of certain terms and provisions of the Notes, the Guarantee and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes, the Guarantee and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying prospectus, the Notes or the Indenture (as defined below), as the case may be. The particular terms of the Notes, and provisions of the Notes that vary from the general provisions of the Notes described below and the general provisions of the Debt Securities described in the accompanying prospectus, will be described in the applicable pricing supplement.

     GENERAL

     Amount of Notes Offered

          PP&L Capital Funding, Inc. ("PP&L Capital Funding") will issue from time to time up to $400,000,000 in aggregate principal amount of its Medium-Term Notes, Series B (the "Notes"). If we sell other Debt Securities as described in the accompanying prospectus, the aggregate principal amount of Notes that we may offer and sell under this prospectus supplement would be reduced. We will issue the Notes under the Indenture among PP&L Capital Funding, PP&L Resources, Inc. ("PP&L Resources") and The Chase Manhattan Bank, as trustee (the "Trustee"), dated as of November 1, 1997 (as such indenture has been and may be supplemented, the "Indenture"), which is more fully described in the accompanying prospectus. PP&L Capital Funding may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of other Indenture Securities under the Indenture in addition to the Notes and Debt Securities offered by this prospectus supplement and by the accompanying prospectus. See "Description of the Debt Securities--General" in the accompanying prospectus.

     The Guarantee of PP&L Resources; Holding Company Structure

          The Notes will be unsecured obligations of PP&L Capital Funding, and by the Guarantee will be unconditionally guaranteed by PP&L Resources as to payment of principal and any premium and interest as set forth in the accompanying prospectus under "Description of the Debt Securities-- Guarantee of PP&L Resources; Holding Company Structure." The Notes will be denominated in and payable in United States dollars.

          PP&L Resources conducts it operations primarily through PP&L, Inc. ("PP&L") and PP&L Resources' other wholly-owned subsidiaries, and substantially all of PP&L Resources' consolidated assets are held by PP&L and these other subsidiaries. Accordingly, PP&L Resources' cash flow and its ability to meet its obligations under the Guarantee are largely dependent upon the earnings of PP&L and the other subsidiaries and the distribution or other payment of such earnings to PP&L Resources in the form of dividends or loans or advances and repayment of loans or advances from PP&L Resources. The subsidiaries are separate and distinct legal entities and, except for PP&L Capital Funding, have no obligation to pay any amounts due on the Notes or to make any funds available for such payment.

          Because PP&L Resources is a holding company, its obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PP&L Resources' rights and the rights of its creditors, including the rights of the holders of the Notes under the Guarantee, to participate in the assets of any subsidiary (other than PP&L Capital Funding) upon the liquidation or reorganization of such a subsidiary will be subject to the prior claims of such subsidiary's creditors. To the extent that PP&L Resources may itself be a creditor with recognized claims against any such subsidiary, PP&L Resources' claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness or other liabilities of such subsidiary senior to that held by PP&L Resources. Although certain agreements to which PP&L Resources and its subsidiaries are parties limit the incurrence of additional indebtedness, both PP&L Resources and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities. See "Description of the Debt Securities--Guarantee of PP&L Resources; Holding Company Structure" in the accompanying prospectus.

     Specific Terms to be Determined at Time of Sale and Specified in Pricing Supplement

             Each Note will mature on a date from nine months to forty years from its date of issue (the "Stated Maturity Date"), as specified in the applicable pricing supplement, unless the principal thereof becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of PP&L Capital Funding, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity").

          PP&L Capital Funding may issue Notes that bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"), as specified in the applicable pricing supplement. The applicable pricing supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable pricing supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable pricing supplement, and at Maturity. Unless otherwise specified in the applicable pricing supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, except in the limited circumstances described in this prospectus supplement or as otherwise specified in the applicable pricing supplement, will be payable semiannually in arrears on February 15 and August 15 of each year and at Maturity. See "Description of the Notes--Payment of Principal and any Premium and Interest" and "--Interest."

          The interest rate, or formula for the determination of the interest rate, if any, applicable to each Note and the other variable terms of each Note will be established by PP&L Capital Funding on the date of issue of such Note and will be specified in the applicable pricing supplement.

          Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. We may also offer Notes with different variable terms to different investors concurrently. We may change interest rates or formulas and other terms of Notes from time to time, but no such change will affect any Note previously issued or as to which we have accepted an offer to purchase.

          Each Note will be issued in book-entry form (a Note so represented, a "Book-Entry Note") or in fully registered certificated form (a Note so represented, a "Certificated Note"), as specified in the applicable pricing supplement. Each Book-Entry Note will be represented by one of more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depositary as may be identified in the applicable pricing supplement), as Depositary, and registered in the name of the Depositary or the Depositary's nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by the Depository and its participants, as described below under "--Book-Entry Notes." You may purchase Book-Entry Notes only in a minimum denomination of $1,000 and in integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Except in limited circumstances described below, Book-Entry Notes will not be exchangeable for Certificated Notes.

          Certificated Notes will be exchangeable for other Certificated Notes of any authorized denominations and of a like aggregate principal amount and tenor, and may be presented for registration of transfer, in each case, as described under "Description of the Debt Securities--Form; Transfers; Exchanges" in the accompanying prospectus.

          Unless the applicable pricing supplement provides otherwise, we will issue each Note at a price (the "Issue Price") equal to 100% of the principal amount of the Note. Notes will not be issued as discount securities, at prices below stated principal amounts, or having an original issue discount for U.S. federal income tax purposes, unless the applicable pricing supplement so provides and, if applicable, describes potential U.S. federal income tax consequences.

          The pricing supplement relating to each Note will describe the following terms:

          (a)  whether such Note is a Fixed Rate Note or a Floating Rate Note;

          (b) the Issue Price of such Note, which may be expressed as a percentage of its aggregate principal amount;

          (c) the date on which such Note will be issued (the "Original Issue Date");

          (d)  the Stated Maturity Date of such Note;

          (e) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest and the Interest Payment Dates;

          (f) if such Note is a Floating Rate Note, the Interest Rate Basis, the Initial Interest Rate, the Interest Reset Period, Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread and/or Spread Multiplier, if any (all as defined below), and other terms relating to the particular method of calculating the interest rate or rates on such Note;

          (g) whether such Note may be redeemed at the option of PP&L Capital Funding prior to its Stated Maturity Date and, if so, the provisions relating to such redemption;

          (h) any sinking fund or other mandatory redemption provisions applicable to such Note;

          (i) any provisions for the repayment by PP&L Capital Funding of such Note at the option of the Holder; and

          (j) any other terms of such Note not inconsistent with the provisions of the Indenture.

     PAYMENT OF PRINCIPAL AND ANY PREMIUM AND INTEREST

          We will pay interest on the Notes, other than interest payable at Maturity, by check mailed to the address of the registered Holders of such Notes as of the regular record date relating to each Interest Payment Date; provided, however, that

          (a) if the Original Issue Date of a Note is after a regular record date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of such Note on the related regular record date;

          (b) if and to the extent PP&L Capital Funding defaults in the payment of the interest due on any Note on any Interest Payment Date, such defaulted interest will be paid as described under "Description of the Debt Securities--Payment of Debt Securities--Interest" in the accompanying prospectus;

          (c) in the case where the registered Holder is the Depository or its nominee (as would be the case for Book-Entry Notes), such payment may be made in accordance with any other arrangements then in effect among PP&L Capital Funding, the Trustee or other Paying Agent and the Depository; and

          (d) a registered Holder of $10,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than at Maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

          Payment of principal, any premium and interest due on the Notes at maturity will be made upon presentation of such Notes (and, in the case of any repayment on any Option Repayment Date provided for such Notes, upon submission of a duly completed election form in accordance with the provisions described below) at the office of The Chase Manhattan Bank in New York, New York.

          So long as the Depository is the registered owner of any Global Security, the Depository, or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Notes represented by such Global Security for all purposes under the Indenture, including payments. Accordingly, so long as the Depository is the registered owner of any Global Security, payments of principal and any premium and interest on Book-Entry Notes represented by such Global Security will be made to the Beneficial Owners (as defined herein) of such Notes, as described below under "--Book-Entry Notes."

     INTEREST

     General

          Unless otherwise specified in the applicable pricing supplement, each Note will bear interest from its Original Issue Date at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable pricing supplement, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or made available for payment (or from and including the Original Issue Date, if no interest has been paid or made available for payment) to but excluding the applicable Interest Payment Date or the Maturity, as the case may be (each, an "Interest Period").

          Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and at Maturity. Unless otherwise specified in the applicable pricing supplement, the first payment of interest on any such Note originally issued between a Regular Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the Holder of such Note on such next succeeding Regular Record Date. Unless otherwise specified in the applicable pricing supplement, "Regular Record Date" shall mean, with respect to any Fixed Rate Note, the January 31 or July 31, as the case may be (whether or not a Business Day), immediately preceding the related Interest Payment Date, and with respect to any Floating Rate Note, the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

          Unless otherwise specified in the applicable pricing supplement (a) "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any Paying Agent for the Notes is located (and, if LIBOR is an applicable Interest Rate Basis, such day must also be a London Business Day), and (b) "London Business Day" means a day on which dealings in deposits in United States dollars are transacted in the London interbank market.

     Fixed Rate Notes

          Interest on Fixed Rate Notes will be payable on February 15 and August 15 of each year or on such other date(s) specified in the applicable pricing supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and at Maturity. Unless otherwise specified in the applicable pricing supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

          If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

     Floating Rate Notes

          Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include

          (a)  the CMT Rate,

          (b)  the Commercial Paper Rate,

          (c)  the Federal Funds Rate,

          (d)  LIBOR,

          (e)  the Prime Rate,

          (f)  the Treasury Rate or

          (g) any other interest rate basis or interest rate formula specified in the applicable pricing supplement.

          The applicable pricing supplement relating to a Floating Rate Note will also specify the following terms (as they are defined below):

          (a) whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note,"

          (b)  the Fixed Rate Commencement Date, if applicable,

          (c)  the Fixed Interest Rate, if applicable,

          (d)  the Interest Rate Basis or Bases,

          (e)  the Initial Interest Rate, if any,

          (f)  the Initial Interest Reset Date,

          (g)  the Interest Reset Dates,

          (h)  the Interest Payment Dates,

          (i)  the Index Maturity,

          (j) the Maximum Interest Rate and/or Minimum Interest Rate, if any, and

          (k)  the Spread and/or Spread Multiplier, if any.

     If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable pricing supplement will also specify the Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, as applicable.

          The interest rate borne by the Floating Rate Notes will be determined as follows:

               (a) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an Addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or (2) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

               (b) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable pricing supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or (2) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable pricing supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

               (c) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable pricing supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or (2) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable pricing supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

          The "Spread" is the number of basis points (one one-hundredth of a percentage point) to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note and by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

          Unless otherwise specified in the applicable pricing supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

          The applicable pricing supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Dates will be as follows:

          (a) in the case of Floating Rate Notes which reset daily, each Business Day;

          (b) in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below);

          (c) in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month;

          (d) in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year,

          (e) in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months specified in the applicable pricing supplement; and

          (f) in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable pricing supplement;

     provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

          The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

          Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (a) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (b) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable law.

          Except as provided in this prospectus supplement, the accompanying prospectus or in the applicable pricing supplement, interest will be payable as follows:

          (a) in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

          (b) in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

          (c) in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

          (d) in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement

     (each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity.

          If any Interest Payment Date other than the Maturity for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal and any premium and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity to the date of such payment on the next succeeding Business Day.

          With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day in the applicable period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which the applicable Interest Rate Basis is the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which the applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in the manner specified in the applicable pricing supplement.

          All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

          Unless otherwise specified in the applicable pricing supplement, the Trustee will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable pricing supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (a) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (b) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity, as the case may be.

          Unless otherwise specified in the applicable pricing supplement, the Calculation Agent shall determine each applicable interest rate in accordance with the following provisions. The Calculation Agent's determination of any interest rate will be conclusive and binding in the absence of any manifest error.

          CMT RATE. Unless otherwise specified in the applicable pricing supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (a) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (b) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15 (519), Selected Interest Rates" or any successor publication ("H.15(519)"). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotations will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date, or if no such CMT Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

          "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable pricing supplement, page 7052.

          "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, 2 years.

          COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in
     H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper Nonfinancial." "H-15 Daily Update" means the daily update of H.15(519) available through the world-wide web site of the Board of Governors of the Federal Reserve System at http:/www.bog.frb.fed.us/releases/h15/update, or any successor site or publication. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper
     Rate Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting rates as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date, or if no such Commercial Paper Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

          "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                               D x 360
               Money Market Yield   =     --------------------    X  100
                                            360 - (D x M)

     where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

          FEDERAL FUNDS RATE. Unless otherwise specified in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as such rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace such page on such service) ("Telerate Page 120"), or, if such rate does not appear on Telerate Page 120 or is not so published by 3:00

     P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)." If such rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting rates as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date, or if no such Federal Funds Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

          LIBOR. Unless otherwise specified in the applicable pricing supplement, "LIBOR" means the rate determined in accordance with the following provisions:

               (a) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (1) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in United States dollars having the Index Maturity specified in such pricing supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (2) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in United States dollars having the Index Maturity specified in such pricing supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (b) below.

               (b) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (a) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date, or if no such LIBOR rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

          "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

          PRIME RATE. Unless otherwise specified in the applicable pricing supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the caption "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan." If such rate is not yet published in H.15 (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen US PRIME 1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date, or, if no such Prime Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.


          "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or such other page as may replace the US PRIME 1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

          TREASURY RATE. Unless otherwise specified in the applicable pricing supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement as such rate is published under the caption "AVGE INVEST YIELD" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace such page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace such page on such service) ("Telerate Page 57"), as applicable, or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable pricing supplement are not so published or announced by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement; provided however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date, or if no such Treasury Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

     REDEMPTION AT THE OPTION OF PP&L CAPITAL FUNDING

          PP&L Capital Funding will have the option to redeem the Notes prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable pricing supplement. If so specified, PP&L Capital Funding may redeem the Notes on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000, at the applicable Redemption Price (calculated as described below), together with accrued interest to the date of redemption, upon notice given to the Holders by mail between 30 and 60 days prior to the redemption date. The Redemption Price, if applicable, shall initially be a percentage of the principal amount of such Note to be redeemed equal to the "Initial Redemption Price" specified in such pricing supplement for the twelve-month period commencing on the Initial Redemption Date and shall decline for the twelve-month period commencing on each anniversary of the Initial Redemption Date by a percentage of principal amount to be redeemed equal to the "Annual Redemption Percentage Reduction" specified in such pricing supplement until the redemption price is 100% of such principal amount.

          Unless otherwise specified in the applicable pricing supplement, the Notes will not be subject to any sinking fund or other mandatory redemption provisions.

          Additional information concerning redemption is contained under "Description of the Debt Securities--Redemption" in the accompanying prospectus.

          PP&L Capital Funding may also, at any time, purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by PP&L Capital Funding may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

     REPAYMENT AT THE OPTION OF THE HOLDER

             PP&L Capital Funding will repay the Notes at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Option Repayment Dates are specified in the applicable pricing supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Option Repayment Date in whole or from time to time in part in increments of $1,000, at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with accrued interest to the date of repayment. For any Note to be repaid, the Trustee must receive such Note, together with the duly completed form thereon entitled "Option to Elect Repayment," at its office maintained for such purpose in The City of New York, currently the Corporate Trust Office of the Trustee located at 450 West 33rd Street, New York, New York 10001, between 30 and 60 days prior to the date of repayment. Once exercised, a Holder may not revoke such repayment option.

          Only the Depository may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as described above. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the applicable deadlines. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment will be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depository's records, to the Trustee. See "--Book-Entry Notes" below.

          If applicable, PP&L Capital Funding will comply with the requirements of Section 14(e) of the Exchange Act and the rules thereunder, and any other applicable securities laws or regulations in connection with any such repayment.

     OTHER/ADDITIONAL PROVISIONS; ADDENDUM

          Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof, and described in the applicable pricing supplement.

     BOOK-ENTRY NOTES

          PP&L Capital Funding has established a depositary arrangement with The Depository Trust Company ("DTC"), pursuant to which DTC will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). DTC and any other depository which may replace DTC as depository for the Book-Entry Notes are sometimes referred to herein as the "Depository."

          Upon issuance, all Book-Entry Notes having the same issue date, interest rate provisions, redemption provisions, provisions for repurchase at the option of the Holder, stated maturity and other provisions will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository and will be registered in the name of the Depository or a nominee of the Depository. Except under the limited circumstances described below, Book-Entry Notes represented by Global Securities will not be exchangeable for certificated Notes.

          So long as the Depository or its nominee is the registered owner of a Global Security, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Payments of principal and any premium or interest on individual Book-Entry Notes represented by a Global Security will be made to the Depository or its nominee, as the case may be, as the registered holder of such Global Security. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Book-Entry Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Note and will not be considered the registered holder thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto. Accordingly, each Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

          The following is based on information furnished by DTC:

               DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

               Purchases of Book-Entry Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

               To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

               Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

               Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

               Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, DTC mails an Omnibus Proxy to PP&L Capital Funding as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

               Principal and any premium and/or interest payments on the Global Securities representing the Book-Entry Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee, PP&L Capital Funding or PP&L Resources, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and interest to DTC is the responsibility of PP&L Capital Funding and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

               A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by PP&L Capital Funding, through its Participant, to the Trustee and to PP&L Capital Funding, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on DTC's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on DTC's records.

               Management of DTC is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Direct Participants and Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

               However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct Participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

               According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

               DTC may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to PP&L Capital Funding or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered in exchange for Book-Entry Notes represented by the Global Securities held by DTC.

               PP&L Capital Funding may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

          The information in this section concerning DTC and DTC's system has been obtained from DTC. PP&L Capital Funding believes such information to be reliable, but PP&L Capital Funding takes no responsibility for the accuracy thereof.

          None of PP&L Capital Funding, PP&L Resources, any Agents, the Trustee, any Paying Agent or any Security Registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          If the Depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by PP&L Capital Funding, PP&L Capital Funding will issue Certificated Notes in exchange for the Notes represented by the Global Securities held by the Depository. In addition, PP&L Capital Funding may at any time and in its sole discretion determine not to have Notes represented by a Global Security and, in such event, will issue individual Certificated Notes in fully registered form, without coupons, in exchange for the Book-Entry Notes represented by the Global Security.

               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, counsel to PP&L Capital Funding, insofar as it relates to matters of law or legal conclusions. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to mark to market, persons holding Notes as a hedge, conversion transaction or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers who purchased Notes at the original offering price (except where otherwise specifically noted).

          PROSPECTIVE PURCHASERS OF NOTES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE NOTES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

          As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes:

          (a)  a citizen or resident of the United States,

          (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

          (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, or

          (d) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

     U.S. HOLDERS

     Payments of Interest

          Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     Premium

          If a U.S. Holder purchases a Note for an amount that is greater than its principal amount, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its principal amount, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

     Disposition of a Note

          Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year at the time of the sale, exchange or retirement.

     NON-U.S. HOLDERS

             A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of voting stock of PP&L Capital Funding, a controlled foreign corporation related to PP&L Capital Funding or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that
     (1) is signed by the beneficial owner of the Note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

          Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

          The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of PP&L Capital Funding or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

     BACKUP WITHHOLDING

          Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

          In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (1) the broker determines that the seller is an exempt recipient or
     (2) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

          Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.


                       VALIDITY OF THE NOTES AND THE GUARANTEE

               Michael A. McGrail, Esq., Senior Counsel of PP&L, and Thelen Reid & Priest LLP, New York, New York, counsel to PP&L Resources, will pass upon the validity of the Guarantee for PP&L Resources. Thelen Reid & Priest LLP, counsel to PP&L Capital Funding, will pass upon the validity of the Notes for PP&L Capital Funding. Sullivan & Cromwell, New York, New York, will pass upon the validity of the Notes and the Guarantee for the Agents. As to matters involving the law of the Commonwealth of Pennsylvania, Thelen Reid & Priest LLP and Sullivan & Cromwell will rely on the opinion of Mr. McGrail. The opinions of Mr. McGrail, Thelen Reid & Priest LLP and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by PP&L Capital Funding, PP&L Resources and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of the Notes and the Guarantee but which cannot be ascertained on the date of such opinions.


                          SUPPLEMENTAL PLAN OF DISTRIBUTION

          The Notes are being offered on a continuous basis for sale by PP&L Capital Funding to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC and any additional agents appointed by PP&L Capital Funding from time to time and named in the applicable pricing supplements (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from PP&L Capital Funding from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. If agreed to by PP&L Capital Funding and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. PP&L Capital Funding will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as an agent of PP&L Capital Funding. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as an agent of PP&L Capital Funding will be negotiated between PP&L Capital Funding and such Agent at the time of such sale. In addition, the expenses incurred by PP&L Capital Funding in connection with the offering of the Notes, including reimbursement of certain of the Agent's expenses, are currently estimated to be $570,000.

          Unless otherwise specified in the applicable pricing supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from PP&L Capital Funding as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

          PP&L Capital Funding has reserved the right to appoint additional agents to solicit offers to purchase the Notes on substantially the same terms and conditions as the Agents. PP&L Capital Funding may also sell the Notes directly to investors on its own behalf. In the case of sales made directly by PP&L Capital Funding no commission will be payable.

          PP&L Capital Funding reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with PP&L Capital Funding or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

          Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

          In connection with an offering of Notes purchased by one or more Agents as principal on a fixed price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Notes. If the Agent(s) create a short position in such Notes, i.e., if they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

          Neither PP&L Capital Funding nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither PP&L Capital Funding nor any of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

          The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. PP&L Capital Funding and PP&L Resources have agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities (including liabilities under the Securities Act). PP&L Capital Funding and PP&L Resources have also agreed to reimburse the Agents for certain other expenses.

          In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with PP&L Capital Funding, PP&L Resources and certain of their affiliates.

          PROSPECTUS                         PP&L CAPITAL FUNDING, INC.
                                             PP&L RESOURCES, INC.
                                             Two North Ninth Street
                                             Allentown, Pennsylvania 18101
                                             (610) 774-5151


                                     $400,000,000

                              PP&L CAPITAL FUNDING, INC.
                                   DEBT SECURITIES

                              UNCONDITIONALLY GUARANTEED
             AS TO PAYMENT OF PRINCIPAL, AND ANY PREMIUM AND INTEREST, BY

                                 PP&L RESOURCES, INC.

               PP&L Capital Funding, Inc. may offer from time to time up to $400,000,000 of its unsecured debt securities. PP&L Resources, Inc. will unconditionally guarantee the payment of principal, and any premium and interest on the debt securities.

               We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

               We may offer the securities directly or through underwriters, agents or dealers. The supplements will describe the terms of any particular plan of distribution. The section captioned "Plan of Distribution" below also provides more information on this topic.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is January 19, 1999.

                                  TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

          WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . .   2
          PP&L RESOURCES  . . . . . . . . . . . . . . . . . . . . . . .   4
          PP&L CAPITAL FUNDING  . . . . . . . . . . . . . . . . . . . .   5
          USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . .   5
          RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . . . . . .   5
          DESCRIPTION OF THE DEBT SECURITIES  . . . . . . . . . . . . .   5
          EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          VALIDITY OF THE DEBT SECURITIES AND THE GUARANTEES  . . . . .  17
          PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . .  17



                         WHERE YOU CAN FIND MORE INFORMATION


          AVAILABLE INFORMATION

               PP&L Resources, Inc. ("PP&L Resources") files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Information filed with the SEC by PP&L Resources can be inspected and copied at the Public Reference Room maintained by the SEC and at the Regional Offices of the
          SEC:


           Public Reference Room   New York Regional    Chicago Regional
             450 Fifth Street,          Office               Office
                   N.W.              7 World Trade       Citicorp Center
                 Room 1024              Center          500 West Madison
             Washington, D.C.         Suite 1300             Street
                   20549          New York, New York       Suite 1400
                                         10048          Chicago, Illinois
                                                           60661-2551

               You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

               The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as PP&L Resources, who file electronically with the Commission. The address of that site is http://www.sec.gov.
                                                   ------------------

               PP&L Resources Common Stock is listed on the New York Stock Exchange (NYSE: PPL), and reports, proxy statements and other information concerning PP&L Resources can also be inspected at the offices of such Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning PP&L Resources can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101. More information may be obtained by contacting the PP&L Resources Internet site (http://www.pplresources.com).

               This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or PP&L Resources, as indicated below. Forms of the indenture and other documents establishing the terms of the offered debt securities and the guarantees are filed as exhibits to the registration statement. Statements in this prospectus about such documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

          INCORPORATION BY REFERENCE

               The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PP&L Resources.

             SEC FILINGS (FILE NO. 1-11459)  PERIOD
             ------------------------------  ------
             Annual Report on Form 10-K      Year ended December 31, 1997
             Quarterly Reports on Form 10-Q  Quarters ended March 31, June
                                             30, and September 30, 1998
             Current Reports on Form 8-K     February 2, April 17, May 1,
                                             May 22, June 23, July 7,
                                             August 20, August 28, October
                                             2, October 19 and November 2,
                                             1998



               We are also incorporating by reference additional documents that PP&L Resources files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between the date of this prospectus and the termination of the offering of the Debt Securities.

               PP&L Resources will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

                         PP&L Resources, Inc.
                         Two North Ninth Street
                         Allentown, Pennsylvania  18101
                         Attention:  Investor Services Department
                         Telephone:  1-800-345-3085

               We have not included or incorporated by reference any separate financial statements of PP&L Capital Funding, Inc. ("PP&L Capital Funding") herein. We do not consider that those financial statements would be material to holders of the Debt Securities because (i) PP&L Capital Funding was formed for the primary purpose of providing financing for PP&L Resources and its subsidiaries, (ii) PP&L Capital Funding does not currently engage in any independent operations and (iii) PP&L Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See "PP&L Capital Funding." PP&L

          Capital Funding has received a "no action" letter from the Staff of the SEC stating that the Staff would not raise any objection if PP&L Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, we do not expect PP&L Capital Funding to file those reports.


                                    PP&L RESOURCES

               PP&L Resources is a holding company with headquarters in Allentown, Pennsylvania. Its subsidiaries include PP&L, Inc. ("PP&L"), which provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania and markets wholesale energy throughout the eastern United States and Canada; PP&L EnergyPlus Co., which sells energy and energy services to newly deregulated markets; PP&L Global, Inc. ("PP&L Global"), an international independent power company; PP&L Spectrum, Inc., which markets energy management services and products; Penn Fuel Gas, Inc. ("PFG"), which sells natural gas and propane in Pennsylvania and Maryland; PP&L Capital Funding, which engages in financing for PP&L Resources and its subsidiaries; and H.T. Lyons, Inc. and McClure Company, which provide heating, ventilating and air-conditioning services.

               PP&L Global, PP&L Resources' principal unregulated subsidiary, has investments and commitments of approximately $638 million in distribution, transmission and generation facilities in the United Kingdom, Bolivia, Peru, Argentina, Spain, Portugal, Chile and El Salvador. PP&L Global's major investments to date are South Western Electricity plc, a British regional electric utility company, Empresas Emel, S.A., a Chilean electric distribution holding company, and DelSur, an El Salvadorian electric distribution company.

               In September 1998, PP&L Global reached an agreement with Bangor Hydro-Electric to purchase 100% of the Bangor Hydro's hydroelectric assets, as well as its interest in an oil-fired generation facility, for $89 million. The acquisition, which is subject to state and federal regulatory approvals and third-party consents, is expected to close by mid-1999.

               In November 1998, PP&L Global signed definitive agreements with Montana Power Company, Portland General Electric Company and Puget Sound Energy, Inc. to acquire 13 Montana power plants, with 2,614 MW of generating capacity, for a purchase price of $1.6 billion. The acquisition is subject to several conditions, including the receipt of required state and federal regulatory approvals and third-party consents. PP&L Global expects to complete the acquisition by the end of 1999. The agreements also provide for PP&L Global's acquisition of related transmission assets for $182 million, subject to certain conditions, including federal regulatory approval.

               The information above concerning PP&L Resources and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning PP&L Resources and its subsidiaries, you should refer to the information described in "Where You Can Find More Information."

               PP&L Resources' offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101 and the telephone number is
          (610) 774-5151.

                                 PP&L CAPITAL FUNDING

               PP&L Capital Funding is a Delaware corporation and a wholly-owned subsidiary of PP&L Resources. PP&L Capital Funding's primary business is to provide financing for the operations of PP&L Resources and its subsidiaries.

               PP&L Capital Funding's offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101 and the telephone number is (610) 774-5151.


                                   USE OF PROCEEDS

               Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the offered debt securities will be loaned to PP&L Resources and/or its subsidiaries. PP&L Resources and/or its subsidiaries are expected to use the proceeds for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for such purposes.


                          RATIO OF EARNINGS TO FIXED CHARGES

               The following table sets forth the ratio of earnings to fixed charges for PP&L Resources for the periods indicated:


                                 Twelve Months
                                   Ended(a)         Year Ended December 31,
                             ------------------   ----------------------------
                             September 30, 1998   1997  1996  1995  1994  1993
                             ------------------   ----  ----  ----  ----  ----
           Ratio of
           earnings to
           fixed charges . .        3.49          3.23  3.45  3.47  2.70  3.31


          (a) Excluding extraordinary items. Earnings for the twelve months ended September 30, 1998 exclude an extraordinary charge of $948 million (after tax) associated with PP&L's restructuring proceedings before the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission. See PP&L Resources' reports on file with the SEC pursuant to the Exchange Act as described under "Where You Can Find More Information" for more information.


                          DESCRIPTION OF THE DEBT SECURITIES

               The following description sets forth certain general terms and provisions of PP&L Capital Funding's unsecured debt securities, consisting of notes or debentures, that we may offer by this prospectus ("Debt Securities"). We will describe the particular terms of Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

               We may issue the Debt Securities from time to time in the future in one or more series. We will issue the Debt Securities and the guarantee or guarantees of PP&L Resources relating thereto (the "Guarantee" or "Guarantees") under the Indenture, dated as of November 1, 1997 (as such indenture has been and may be supplemented, the "Indenture"), among PP&L Capital Funding, PP&L Resources and The Chase Manhattan Bank, as trustee (the "Trustee"). A copy of a form of the Indenture is filed as an exhibit to the registration statement.

               The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements.

          GENERAL

               We may issue an unlimited amount of Debt Securities or other securities under the Indenture. The Debt Securities and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the "Indenture Securities."

               The Debt Securities will be unsecured obligations of PP&L Capital Funding, and by the Guarantees will be unconditionally guaranteed by PP&L Resources as to payment of principal, and any premium and interest. See " Guarantee of PP&L Resources; Holding Company Structure."

               Prior to the issuance of each series, certain aspects of the particular Securities have to be specified in a supplemental indenture, a board resolution of PP&L Capital Funding, or in one or more officer's certificates of PP&L Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Debt Securities:

               (a)  the title of such Debt Securities;

               (b)  any limit upon the principal amount of such Debt
                    Securities;

               (c) the date or dates on which principal will be payable or how to determine such dates;

               (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable ("Interest Payment Dates"); and any record dates for the interest payable on such Interest Payment Dates;

               (e) any obligation or option of PP&L Capital Funding to redeem, purchase or repay Debt Securities, or any option of the Holder to require PP&L Capital Funding to redeem or repurchase Debt Securities, and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid;

               (f) the denominations in which such Debt Securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

               (g) whether such Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities; and

               (h)  any other terms of such Debt Securities.

          (See Section 301.)

          GUARANTEE OF PP&L RESOURCES; HOLDING COMPANY STRUCTURE

               PP&L Resources will unconditionally guarantee the payment of principal of and any premium and interest on the Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Debt Securities and the Indenture. The Guarantees will remain in effect until the entire principal of and any premium and interest on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Fourteen.)

               PP&L Resources conducts its operations primarily through PP&L and PP&L Resources' other wholly-owned subsidiaries, and substantially all of PP&L Resources' consolidated assets are held by PP&L and these other subsidiaries. Accordingly, PP&L Resources' cash flow and its ability to meet its obligations under the Guarantees are largely dependent upon the earnings of PP&L and the other subsidiaries and the distribution or other payment of such earnings to PP&L Resources in the form of dividends or loans or advances and repayment of loans and advances from PP&L Resources. The subsidiaries are separate and distinct legal entities and, except for PP&L Capital Funding, have no obligation to pay any amounts due on the Debt Securities or to make any funds available for such payment.

               Because PP&L Resources is a holding company, its obligations under the Guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PP&L Resources' rights and the rights of its creditors, including the rights of the holders of the Debt Securities under the Guarantees, to participate in the assets of any subsidiary (other than PP&L Capital Funding) upon the liquidation or reorganization of such a subsidiary will be subject to the prior claims of such subsidiary's creditors. To the extent that PP&L Resources may itself be a creditor with recognized claims against any such subsidiary, PP&L Resources' claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness or other liabilities of such subsidiary senior to that held by PP&L Resources. Although certain agreements to which PP&L Resources and its subsidiaries are parties limit the incurrence of additional indebtedness, both PP&L Resources and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

          PAYMENT OF DEBT SECURITIES

               INTEREST

               Unless we indicate differently in a prospectus supplement, we will pay interest on each Debt Security on each Interest Payment Date by check mailed to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a "Holder" in this prospectus) as of the close of business on the regular record date relating to such Interest Payment Date, except, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, "Maturity") will be paid to the person to whom principal is paid.

               However, if we default in paying interest on a Debt Security, we will pay defaulted interest in either of the two following ways:

               (a) We will first propose to the Trustee a payment date for such defaulted interest. Next, the Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Debt Security as of the close of business on the Special Record Date.

               (b) Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Debt Securities are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

          (See Section 307.)

               PRINCIPAL

               Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium and interest on the Debt Securities at Maturity upon presentation of the Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Debt Securities of a particular series will be named in the applicable prospectus supplement.

               In our discretion, we may change the place of payment on the Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PP&L Capital Funding, PP&L Resources or any affiliate of either of them).
          (See Section 602.)

          FORM; TRANSFERS; EXCHANGES

               The Debt Securities will be issued

               (a)  only in fully registered form;

               (b)  without interest coupons; and

               (c)  in denominations that are even multiples of $1,000.

               You may have your Debt Securities divided into Debt Securities of smaller denominations (of at least $1,000) or combined into Debt Securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

               You may exchange or transfer Debt Securities at the office of the Trustee. The Trustee acts as our agent for registering Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "Security Registrar." It will also perform transfers.

               In our discretion, we may change the place for registration of transfer of the Debt Securities and may remove and/or appoint one or more additional Security Registrars (including PP&L Capital Funding, PP&L Resources or any affiliate of either of them).  (See Sections 305 and 602.)

               Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (a) Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

          REDEMPTION

                We will set forth any terms for the redemption of Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Debt Securities of any series or any tranche thereof are to be redeemed, the Trustee will select the Debt Securities to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

               Debt Securities will cease to bear interest on the redemption date. PP&L Capital Funding will pay the redemption price and any accrued interest once you surrender the Debt Security for redemption. (See Section 405.) If only part of a Debt Security is redeemed, the Trustee will deliver to you a new Debt Security of the same series for the remaining portion without charge. (Section 406.)

               We may make any redemption at the option of PP&L Capital Funding conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, PP&L Capital Funding will not be required to redeem such Debt Securities. (See
          Section 404.)

          EVENTS OF DEFAULT

               An "Event of Default" occurs with respect to Indenture Securities of any series if

               (a) we do not pay any interest on any Indenture Securities of the applicable series within 30 days of the due date;

               (b) we do not pay principal or premium on any Indenture Securities of the applicable series on its due date;

               (c) we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of Indenture Securities of the affected series; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

               (d) the Guarantees on any Indenture Securities of the applicable series

                         (1) cease to be effective (except in accordance with their terms),

                         (2) are found in any judicial proceeding to be unenforceable or invalid, or

                         (3)  are denied or disaffirmed (except in
                         accordance with their terms);

               (e) we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

               (f) any other Event of Default specified in the prospectus supplement occurs.

          (See Section 801.)

          No Event of Default with respect to the Debt Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

          REMEDIES

               ACCELERATION

               ANY ONE SERIES. If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

               MORE THAN ONE SERIES. If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

          (See Section 802.)

               RESCISSION OF ACCELERATION

               After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

               (a) we pay or deposit with the Trustee a sum sufficient to pay

                    (1)  all overdue interest;

                    (2) the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

                    (3)  interest on overdue interest to the extent lawful;
                         and

                    (4) all amounts due to the Trustee under the Indenture; and

               (b) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

          (See Section 802.) For more information as to waiver of defaults, see " Waiver of Default and of Compliance" below.


               CONTROL BY HOLDERS; LIMITATIONS

               Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

               (a) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

               (b) exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

               If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

               (a) the Holders' directions will not conflict with any law or the Indenture; and

               (b) the Holders' directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

          The Trustee may also take any other action it deems proper which is consistent with the Holders' direction. (See Sections 812 and 903.)

               In addition, the Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

               (a) that Holder has previously given the Trustee written notice of a continuing Event of Default;

               (b) the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

               (c) for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

          Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

               However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

          NOTICE OF DEFAULT

               The Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (See
          Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

               We will furnish the Trustee with an annual statement as to the compliance by PP&L Capital Funding with the conditions and covenants in the Indenture. (See Section 605.)

          WAIVER OF DEFAULT AND OF COMPLIANCE

               The Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may waive, on behalf of the Holders of all Indenture Securities of such series, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Indenture Security. (See Section 813.)

               Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)


          CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY; NO FINANCIAL COVENANTS

               Subject to the provisions described in the next paragraph, each of PP&L Capital Funding and PP&L Resources will preserve its corporate existence. (See Section 604.)

               PP&L Capital Funding and PP&L Resources have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

               (a) the entity formed by such consolidation or into which PP&L Capital Funding or PP&L Resources, as the case may be, is merged or the entity which acquires or which leases the property and assets of PP&L Capital Funding or PP&L Resources, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Indenture Securities (or the Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PP&L Capital Funding or PP&L Resources, as the case may be, under the Indenture, and

               (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

               Neither the Indenture nor the Guarantee contains any financial or other similar restrictive covenants.

          MODIFICATION OF INDENTURE

               WITHOUT HOLDER CONSENT. Without the consent of any Holders of Indenture Securities, PP&L Capital Funding, PP&L Resources and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

               (a) to evidence the succession of another entity to PP&L Capital Funding or PP&L Resources; or

               (b) to add one or more covenants of PP&L Capital Funding or PP&L Resources or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon PP&L Capital Funding or PP&L Resources; or

               (c) to add any additional Events of Default for all or any series of Indenture Securities; or

               (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders; or

               (e) to provide security for the Indenture Securities of any series; or

               (f) to establish the form or terms of Indenture Securities of any series or tranche or any Guarantees as permitted by the Indenture; or

               (g)  to provide for the issuance of bearer securities; or

               (h) to evidence and provide for the acceptance of appointment of a separate or successor Trustee; or

               (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities; or

               (j)  to change any place or places where

                    (1)  we may pay principal, premium and interest,

                    (2) Indenture Securities may be surrendered for transfer or exchange, and

                    (3) notices and demands to or upon PP&L Capital Funding or PP&L Resources may be served; or

               (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

          (See Section 1201.)

               If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PP&L Capital Funding, PP&L Resources and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

               WITH HOLDER CONSENT. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

               However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

               (a) change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce of any payment;

               (b) reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture; or

               (c) modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

               A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)


          MISCELLANEOUS PROVISIONS

               The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

               PP&L Capital Funding or PP&L Resources will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities on the record date. (See Section 104.)

          SATISFACTION AND DISCHARGE

               Any Indenture Securities or any portion will be deemed to have been paid for purposes of the Indenture, and at PP&L Capital Funding's election, our entire indebtedness will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PP&L Capital Funding or PP&L Resources), in trust:

               (a)  money sufficient, or

               (b) in the case of a deposit made prior to the maturity of such Indenture Securities, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

               (c) a combination of (a) and (b), which in total are sufficient,

          to pay when due the principal of, and any premium, and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof.

          (See Section 701.)

               The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

               All moneys we pay to the Trustee or any Paying Agent on Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PP&L Capital Funding. Thereafter, the Holder of such Debt Security may look only to us for payment thereof. (See Section 603.)

          RESIGNATION AND REMOVAL OF THE TRUSTEE; DEEMED RESIGNATION

               The Trustee may resign at any time by giving written notice thereof to us.

               The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

               No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

               Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

          (Section 910).

          CERTAIN PENNSYLVANIA TAX MATTERS

               In the opinion of Michael A. McGrail, Esq., Senior Counsel of PP&L, Debt Securities owned by individuals residing in Pennsylvania are subject to the 4 mills ($4.00 on each $1,000 of principal amount) Pennsylvania corporate loans tax. This tax will be withheld from interest payments to these individuals. Mr. McGrail is also of the opinion that the Debt Securities are exempt from existing personal property taxes in Pennsylvania.

          THE TRUSTEE'S OTHER DEALINGS WITH PP&L CAPITAL FUNDING AND PP&L RESOURCES

               The Chase Manhattan Bank has at various times in the ordinary course of business made loans to PP&L Resources and PP&L, and acts as Administrative Agent with respect to our current revolving credit facilities. In addition, The Chase Manhattan Bank acts as trustee with respect to junior subordinated deferrable interest debentures of PP&L, acts as issuing and paying agent for PP&L Capital Funding's commercial paper notes, and acts as guarantee trustee and property trustee for the trust originated preferred securities and common securities of our affiliates, PP&L Capital Trust and PP&L Capital Trust II. Chase Manhattan Bank Delaware, an affiliate of the Trustee, also acts as Delaware trustee for the trust originated preferred securities and common securities.


                                       EXPERTS

               The consolidated financial statements of PP&L Resources as of December 31, 1997 and 1996, and for the two years then ended, incorporated in this prospectus by reference to the Annual Report on Form 10-K of PP&L Resources for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               Michael A. McGrail, Esq., Senior Counsel of PP&L, has reviewed the statements made in the incorporated documents as to matters of law and legal conclusions. Such statements have been made in reliance upon his authority as an expert.


                  VALIDITY OF THE DEBT SECURITIES AND THE GUARANTEES

               Michael A. McGrail, Esq., Senior Counsel of PP&L, and Thelen Reid & Priest LLP, New York, New York, counsel to PP&L Resources, will pass upon the validity of the guarantees for PP&L Resources. Thelen Reid & Priest LLP, counsel to PP&L Capital Funding, will pass upon the validity of the Debt Securities for PP&L Capital Funding. Sullivan & Cromwell, New York, New York, will pass upon the validity of the Debt Securities and the Guarantees for any underwriters or agents. As to matters involving the law of the Commonwealth of Pennsylvania, Thelen Reid & Priest LLP and Sullivan & Cromwell will rely on the opinion of Mr. McGrail.


                                 PLAN OF DISTRIBUTION

               We may sell Debt Securities (a) to purchasers directly; (b) to underwriters for public offering and sale by them; or (c) through agents.

               DIRECT SALES

               We may sell the Debt Securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the Debt Securities. A prospectus supplement will describe the terms of any such sale.

               TO UNDERWRITERS

               The applicable prospectus supplement will name any underwriter involved in a sale of Debt Securities. Underwriters may offer and sell Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from PP&L Capital Funding from sales of Debt Securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent.

               Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

               Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities if any are purchased.

               THROUGH AGENTS

               We will name any agent involved in a sale of Debt Securities, as well as any commissions payable by PP&L Capital Funding to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.


               GENERAL INFORMATION

               Underwriters, dealers and agents participating in a sale of Debt Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We, and PP&L Resources, may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

               Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for PP&L Capital Funding or PP&L Resources or their affiliates in the ordinary course of business.

               Unless we indicate differently in a prospectus supplement, we will not list the Debt Securities on any securities exchange. The Debt Securities will be a new issue of securities with no established trading market. Any underwriters that purchase Debt Securities for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any Debt Securities.